Exhibit (g)(1)(b)

FORWARD FUNDS AMENDED APPENDIX A

AS OF MAY 1, 2017

By this Amended Appendix A to the Global Custodial Services Agreement, dated October 24, 2012

(as may be amended from time to time) the Parties hereby agree and acknowledge the Appendix A is amended and replaced in its entirety by this Appendix A as of this date.

Salient Adaptive Balanced Fund
Salient Adaptive Income Fund
Salient Adaptive US Equity Fund
Salient EM Infrastructure Fund
Salient International Dividend Signal Fund
Salient International Real Estate Fund
Salient International Small Cap Fund
Salient Real Estate Fund
Salient Select Income Fund
Salient Select Opportunity Fund
Salient Tactical Growth Fund
Salient Tactical Muni & Credit Fund
Salient Tactical Real Estate Fund
Salient US Dividend Signal Fund

(Signature page to follow)

GCSA 2000 NY – V.11.9.2002 (Neg) Forward Funds Fund Appendix